UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF COLORADO

In re: RANCHER ENERGY, CORP.,                           )  Case No. 09-32943 MER
                                                        )
Debtor.                                                 )  Chapter 11
                                                        )
--------------------------------------------------------------------------------

                 DEBTOR'S SECOND AMENDED PLAN OF REORGANIZATION

--------------------------------------------------------------------------------

     Pursuant to Chapter 11, Title 11 of the United States Code, 11 U.S.C. ss. l01 ET SEQ., Rancher Energy Corp., debtor and debtor in possession in the above-captioned bankruptcy case, hereby proposes the following Second Amended Plan of Reorganization ("Plan" or "Amended Plan"). The Debtor is the Plan proponent within the meaning of 11 U.S.C. ss. 1129. A detailed discussion of the Debtor's history, business, historical financial information and other pertinent information, as well as a summary and analysis of this Plan, are set forth in the Disclosure Statement for Second Amended Plan of Reorganization ("Disclosure Statement") filed with this Plan.

                                    ARTICLE 1
                                     GENERAL

A.   DEFINITIONS

     The following terms, when used in this Plan or any subsequent amendments or modifications thereof, and in addition to those terms defined in the text of this Plan, shall have the respective meanings hereinafter set forth.

     1.1. "ADMINISTRATIVE CLAIM" means a Claim for costs and expenses of administration allowed under ss.ss. 503(b) and 507(a)(1) including, without limitation, (a) any actual, necessary costs and expenses of preserving the Estate, (b) any indebtedness or obligations incurred or assumed by the Debtor in the ordinary course of business in connection with the conduct of its business during the Bankruptcy Case, (c) any Professional Fee Claims, and (d) any fees or charges assessed against the Debtor's Estate under ss. 1930, chapter 123, title 28, United States Code.

     1.2. "ADVERSARY SETTLEMENT AGREEMENT" means the settlement agreement dated on or about June 8, 2012 between Linc, GasRock and Debtor settling that action styled adversary proceeding No. 10-01173-MER RANCHER ENERGY CORP. V. GASROCK CAPITAL, LLC.

     1.3. "ALLOWED" means, with respect to any Claim (including any Administrative Claim), (a) a Claim against the Debtor, proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Rule 3003(c)(3) of the Bankruptcy Rules (i) as to which, no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy
Rules, or a Final Order, (ii) as to which no timely objection has been interposed based upon 11 U.S.C. ss. 502(d), and (iii) as to which an objection had been interposed, to the extent such Claim has been allowed (whether in whole or in part) by a Final Order, (b) if no proof of such Claim was filed timely or was withdrawn, any Claim against the Debtor which is listed by the Debtor in the Schedules, as such Schedules may be amended from time to time in accordance with Rule 1009 of the Bankruptcy Rules, as liquidated in amount and not disputed or contingent, (c) any Claim arising from the recovery of property under ss.ss. 550 or 553 of the Bankruptcy Code and allowed in accordance with ss. 502(b) of the Bankruptcy Code, (d) any Claim allowed under or pursuant to the terms of this Plan, or (e) any other Claim that has been allowed by a Final Order.

     1.4. "ASSET POOL" means that pool of cash or cash equivalents and other distributable assets, e.g. stock, of Rancher, at all times net of current accrued expenses and a reasonable reserve for future expenses necessary to carry out this Plan as determined by the Board, consistent with its obligation under
Section 5.3 to cause full payment of all Allowed Class 4(a) Claims and to reserve for all Class 4(a) and (c) Disputed Claims before undertaking any other business.

     1.5. "BANKRUPTCY CASE" means In Re: Rancher Energy Corp., Case Number 09-32943 MER.

     1.6. "BANKRUPTCY CODE" means Title 11 of the United States Code, as amended, in 0effect and applicable to the Bankruptcy Case concerning the Debtor.

     1.7. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Colorado.

     1.8. "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure.

     1.9. "BAR DATE" means March 5, 2010, the date fixed by the Bankruptcy Court as the last date by which Claimants could file proofs of claim, unless the Court set a different date by which a specific Claimant must file a proof of claim, in which case it means, for the specific Claimant, such different date set by the Court.

     1.10. "BOARD" means the Board of Directors of Rancher, as constituted from time to time.

     1.11. "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are required or authorized by law to be closed.

     1.12. "CASH" means legal tender of the United States, including amounts on deposit at financial institutions in checking accounts, money market accounts and the like.

     1.13. "CAUSES OF ACTION" means any and all Claims, rights, actions, chose in action, suits, causes of action, liens, judgments, insurance coverage claims, and damages belonging to the Debtor or its Estate and any and all liabilities, obligations, covenants, undertakings and debts owing to the Estate, whether arising prior to or after the Petition Date and in each case whether known or unknown, in law, equity or otherwise, including but not limited to all causes of action pursuant to ss.ss. 544 through 553 of the Bankruptcy Code.

     1.14. "CLAIM" means: (a) right to payment from either Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. "Claim" shall not include unmatured or unearned interest as of the Petition Date on the amount of any Claim except as permitted by the Bankruptcy Code or except as expressly provided otherwise in this Plan.

     1.15. "CLAIMANT" means the holder of a Claim against the Debtor.

     1.16. "CLASS" means a category of Claims or Interests described in Article 3 hereof.

     1.17. "CONFIRMATION DATE" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket corresponding to the Bankruptcy Case.

     1.18. "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming this Plan, or any amendment thereto, pursuant toss.1129 of the Bankruptcy Code.

     1.19. "DEBTOR" means Rancher Energy Corp., debtor in possession in the Bankruptcy Case.

     1.20. "DISCLOSURE STATEMENT" means the disclosure statement and all exhibits thereto filed in this case pursuant to ss. 1125 of the Bankruptcy Code and approved by the Bankruptcy Court, as may be amended or modified from time to time by any duly authorized amendment or modification.

     1.21. "DISPUTED" means, as to a Claim: (a) if such Claim is not an Allowed Claim as of a particular point in time; (b) if no proof of claim has been filed by the Bar Date or has otherwise been deemed timely filed under applicable law,
(i) that is listed on the Debtor's Schedules as disputed, contingent or unliquidated, or (ii) that is not listed on the Debtor's Schedules; or (c) if a proof of Claim has been filed by the Bar Date or has otherwise been deemed timely filed under applicable law, for which an objection, complaint or request for estimation has been filed by the Debtor or any other party in interest within 270 days after the Effective Date (or such later date the Bankruptcy Court allows upon motion by the Debtor), and such objection has not been withdrawn or denied in its entirety by Final Order.

     1.22. "DISPUTED CLAIMS RESERVE" means the segregated interest bearing accounts established by the Debtor consistent with Section 9.6 of this Plan.

     1.23. "DISTRIBUTION" means any distribution to a Class made pursuant to this Plan.

     1.24. "EFFECTIVE DATE" means the thirtieth (30th) day, or such earlier date specified by the Debtor by notice filed with the Bankruptcy Court if such day is a Business Day, and otherwise the first Business Day after such thirtieth (30th) day, after (a) the Confirmation Order (together with other orders entered in aid of Confirmation of this Plan, and signed contemporaneously with the Confirmation Order) has been entered pursuant to Bankruptcy Rules 5003 and/or 9021; and (b) all conditions precedent have been satisfied or waived as provided in Article 8 hereof.

     1.25. "ESTATE" means the Debtor's estate created pursuant to ss. 541 of the Bankruptcy Code upon the Petition Date.

     1.26. "FINAL ORDER" means an order or judgment of a court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending; provided that if an appeal, or writ of certiorari, reargument or rehearing thereof has been filed or sought, such order of a court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, further, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

     1.27. "GASROCK" means Magma Assets, LLC, formerly known as GasRock Capital LLC, its successors and assigns.

     1.28. "GENERAL UNSECURED CLAIM" means any Claim against the Debtor that is not an Administrative Claim, Priority Unsecured Tax Claim, Priority Non-Tax Claim, Professional Fee Claim or Secured Claim.

     1.29. "INTEREST" means the rights and interests of a holder of stock in the Debtor.

     1.30. "LINC" means Linc Energy Petroleum (Wyoming), Inc., a Delaware corporation, or its assigns.

     1.31. "PERSON" means any individual, corporation, partnership, association, joint venture, limited liability company, limited liability partnership, estate, trust, unincorporated organization or governmental unit or subdivision thereof or other entity.

     1.32. "PETITION DATE" means October 28, 2009, the date upon which the Debtor filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

     1.33. "PLAN" means this plan of reorganization, as the same may be amended or modified from time to time by any duly authorized amendment or modification.

     1.34. "PRIORITY NON-TAX CLAIM" means a Claim which is entitled to priority treatment under ss. 507(a) of the Bankruptcy Code, excluding Claims entitled to priority under Bankruptcy Code ss.ss. 507(a)(1) and 507(a)(8).

     1.35. "PRIORITY UNSECURED TAX CLAIM" means a Claim or a portion of a Claim which is entitled to priority under ss. 507(a)(8) of the Bankruptcy Code.

     1.36. "PROFESSIONAL FEE CLAIM" means any Claim of a Professional retained in the Bankruptcy Case pursuant to ss.ss. 327 or 1103 of the Bankruptcy Code, for compensation or reimbursement of costs and expenses relating to services incurred prior to and including the Effective Date, when and to the extent any such Claim is Allowed by the Bankruptcy Court pursuant to ss.ss. 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

     1.37. "PROFESSIONAL" means a professional person duly retained by the Debtor during the Bankruptcy Case pursuant to an order of the Court authorizing same.

     1.38. "PRO RATA" means, in connection with a particular Allowed Claim and in connection with any Distribution, the ratio between the amount of such Allowed Claim and the aggregate amount of all Allowed Claims in such Class entitled to such Distribution.

     1.39. "RANCHER" means Rancher Energy Corp., Debtor and Debtor in Possession in this Bankruptcy Case.

     1.40. "RECORD DATE" means the date set by Bankruptcy Rule 3018(a) for purposes of voting.

     1.41. "SCHEDULED CLAIM" means a Claim that is listed by the Debtor in the Schedules.

     1.42. "SCHEDULES" means the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, statements of financial affairs and other schedules and statements filed by the Debtor pursuant to Federal Rule of Bankruptcy Procedure 1007, and any amendments thereto.

     1.43. "SECURED CLAIM" means a Claim secured by a lien, as that term is defined in ss. 101(37) of the Bankruptcy Code, including, but not limited to, a judicial lien as that term is defined at ss. 101(36) of the Bankruptcy Code, against any property of the Estate, but only to the extent of the value, as determined by the Bankruptcy Court pursuant to ss. 506(a) of the Bankruptcy Code and Bankruptcy Rule 3012 or as otherwise agreed, of such Claimant's interest in the Debtor's interest in such property.

     1.44. "SHAREHOLDER LITIGATION GROUP CLAIMS" are the claims asserted in proofs of claim numbers 38 through 49 and any amendments thereto.

B.   RULES OF INTERPRETATION

         For purposes of this Plan: (a) where appropriate in the relevant context, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any references in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) unless otherwise provided in this Plan, any reference in this Plan to an existing document or appendix filed or to be filed means such document or appendix, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) unless otherwise specified herein, any reference to a Claimant or Interest holder includes that Person's successors, assigns and affiliates; (e) unless otherwise specified, all references in this Plan to Sections and Articles are references to Sections and Articles of this Plan; (f) the words "herein", "hereto" and "hereof" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) headings are utilized in this Plan for the convenience of reference only, and shall not constitute a part of this Plan for any other purpose; and (g) the rules of construction set forth in ss. 102 of the Bankruptcy Code will apply. To the extent that this Plan is inconsistent with the Disclosure Statement, the provisions of this Plan shall be controlling.

                                    ARTICLE 2
                 PAYMENT OF CLAIMS NOT REQUIRED TO BE CLASSIFIED

     2.2. CLAIMS NOT CLASSIFIED. No Class is designated for Administrative Claims, Professional Fee Claims or Priority Unsecured Tax Claims.

     2.3. ADMINISTRATIVE CLAIMS. The Debtor shall pay all Allowed Administrative Claims, other than Professional Fee Claims, at Debtor's sole option in Cash, (a) as soon as practicable following the later of the Effective Date or the date upon which the Court enters a Final Order Allowing any such Administrative Claim, or (b) as such Claims may be due according to their terms in the ordinary course, or (c) as may be agreed upon between an Administrative Claim Claimant and the Debtor. In the event any Disputed Administrative Claims exist on the Effective Date, the Debtor shall at all times hold and maintain Cash in an amount equal to that portion of the Disputed Claims Reserve attributable to all Disputed Administrative Claims.

     2.4. PROFESSIONAL FEE CLAIMS. Except as a Claimant with a Professional Fee Claim agrees otherwise, the Debtor shall pay all Professional Fee Claims on or before ten (10) Business Days after a Final Order approving such compensation and reimbursement of expenses in accordance with Section 5.5 hereof. Except as a Claimant with a Professional Fee Claim agrees otherwise, in the event any Disputed Professional Fee Claim exists on the Effective Date, the Debtor shall at all times hold and maintain Cash in an amount equal to that portion of the Disputed Claims Reserve attributable to Disputed Professional Fee Claims.

                                    ARTICLE 3
                CLASSIFICATION AND VOTING OF CLAIMS AND INTERESTS

     3.1. CRITERION OF CLASS. A Claim is in a particular Class only to the extent that the Claim qualifies within the description of that Class and is in a different Class to the extent that the remainder of the Claim qualifies within the description of the different Class.

     3.2. CLASS CATEGORIES. The following classes of Claims and Interests are designated pursuant to and in accordance withss. 1123(a)(1) of the Bankruptcy Code, which classes shall be mutually exclusive:

------------ -------------------------------------- ----------------------------
   CLASS                     CLAIM                            VOTING
------------ -------------------------------------- ----------------------------
Class 1       Secured Claim of GasRock               Unimpaired/Not Entitled to
                                                     Vote
------------ -------------------------------------- ----------------------------
Class 2       Priority Wage Claims                   Impaired/Entitled to Vote
------------ -------------------------------------- ----------------------------
Class 3(a)    Wyoming State Dept. of Revenue -       Impaired/Entitled to Vote
              Unsecured
------------ -------------------------------------- ----------------------------
Class 3(b)    IRS Pre-Petition Tax Claims -          Impaired/Entitled to Vote
              Unsecured
------------ -------------------------------------- ----------------------------
Class 3(c)    All Other Pre-Petition Tax Claims -    Impaired/Entitled to Vote
              Unsecured
------------ -------------------------------------- ----------------------------
Class 4(a)    General Unsecured Claims               Impaired/Entitled to Vote
------------ -------------------------------------- ----------------------------
Class 4(b)    BLM Unsecured Claim                    Impaired/Entitled to Vote
------------ -------------------------------------- ----------------------------
Class 4(c)    Allowed Late-Filed Unsecured Claims    Impaired/Entitled to Vote
------------ -------------------------------------- ----------------------------
Class 5       Interests (common shareholders)        Impaired/Entitled to Vote
------------ -------------------------------------- ----------------------------
Class 6       Interests (holders of options and      Impaired/Entitled to Vote
              warrants)
------------ -------------------------------------- ----------------------------
Class 7       Employee/Retention Agreement Stock     Unimpaired/Deemed to Accept
              Options
------------ -------------------------------------- ----------------------------
Class 8       Convertible Promissory Notes           Impaired/Entitled to Vote
------------ -------------------------------------- ----------------------------
Class 9       Shareholder Litigation Claims          Impaired/Entitled to Vote
------------ -------------------------------------- ----------------------------

     3.3. VOTING OF CLAIMS AND INTERESTS. Each Claimant with an Allowed Claim and Interest Holder with an Allowed Interest as of the last date set by the Court on which a vote must be received in Classes 2, 3, 4, 5, 6, 8, and 9 shall be entitled to vote to accept or reject this Plan.

     3.4. PRESUMED ACCEPTANCES OF PLAN. Classes 1 and 7 are unimpaired under this Plan and therefore is presumed to have accepted this Plan.

                                    ARTICLE 4
                  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

     The following treatment of and consideration to be received by Claimants of Allowed Claims and Allowed Interests pursuant to this Plan shall be in full settlement, release and discharge of such Allowed Claims and Allowed Interests.

     4.1 CLASS 1 (GASROCK). Class 1 consists of the Allowed Claim, if any, of GasRock for attorney's fees and costs. The Class 1 Claim shall be treated consistent with the Adversary Settlement Agreement.

     4.2 CLASS 2 (PRIORITY WAGE CLAIMS). Class 2 shall consist of all Allowed Claims entitled to priority under ss. 507(a)(4)(A) of the Code. Class 2 Claims shall be paid their Pro Rata share of the Asset Pool monthly from time to time to the extent the Asset Pool contains at least $1000, after payment of or reserve for Administrative Claims, Professional Fee Claims, and Class 1. Any Allowed Claim held by a Class 2 Claimant in excess of the amount entitled to priority under ss. 507(a)(4) of the Code shall be treated as Class 4(a) Claim.

     4.3 CLASS 3 (UNSECURED PRIORITY TAX CLAIMS).

          A. CLASS 3(A) (WYOMING DEPARTMENT OF REVENUE). Class 3(a) consists of the Allowed Claim of the State of Wyoming Department of Revenue for taxes entitled to priority under ss.507(a)(8) of the Code. Interest on the Class 3(a) Claim shall accrue from the Petition Date at the rate specified by applicable Wyoming law and shall be paid its Pro Rata share of the Asset Pool with all Class 3 Claims. Distributions to the Class 3(a) Claim(s) will be paid on or before a date that is five years after the Petition Date.

          B. CLASS 3(B) (INTERNAL REVENUE SERVICE). Class 3(b) consists of the Allowed Claims of the Internal Revenue Service for taxes entitled to priority under ss.507(a)(8) of the Code. Interest on the Class 3(b) Claims shall accrue from the Petition Date at the rate specified in ss. 6621(a)(2) of the Internal Revenue Code in effect on the Effective Date for any Allowed Claim of the Internal Revenue Service. The Class 3(b) Claims shall be paid their Pro Rata share of the Asset Pool with all Class 3 Claims. Distributions to the Class 3(b) Claim(s) will be paid on or before a date that is five years after the Petition Date.

          C. CLASS 3(C) (OTHER TAX CLAIMS). Class 3(c) consists of any Allowed Claims for taxes entitled to priority under ss. 507(a)(8) of the Code not included in Classes 3(a) and 3(b). Interest on the Class 3(c) Claims shall accrue from the Petition Date at the rate specified in applicable law and shall be paid their Pro Rata share of the Asset Pool with all Class 3 Claims. Distributions to the Class 3(c) Claim(s) will be paid on or before a date that is five years after the Petition Date.

          D. ASSET POOL MINIMUM. Class 3 shall be paid monthly from time to time to the extent the Asset Pool contains at least $1000 after payment of Administrative Claims, Professional Fee Claims, and Classes 1 and 2.

     4.4 CLASS 4(A) (GENERAL UNSECURED CLAIMS). Class 4(a) shall consist of Allowed General Unsecured Claims not otherwise specifically classified under this Plan. The Class 4(a) Claims shall be paid their Pro Rata share of the Asset Pool monthly from time to time to the extent the Asset Pool contains at least $1,000 after payment in full of or reserve for Administrative Claims, Professional Fee Claims, and Classes 1, 2 and 3. In the event all Class 4(a) Claims have been paid or reserved for, Rancher will pay or reserve for from the Asset Pool, as the case may be, interest on all Class 4(a) Claims calculated from the Petition Date to the date of Distributions on the Class 4(a) Claims at the rate provided under 28 U.S.C. ss. 1961 in effect as of the Effective Date.

     4.5 CLASS 4(B) (BLM ALLOWED UNSECURED CLAIM). Class 4(b) shall consist of the Allowed Claim of the BLM for plugging and reclamation liability and other claimed amounts. The Class 4(b) Claim shall be satisfied by the remediation and other well workovers as required by the BLM of Linc. Upon the Effective Date, Rancher will be released from any liability for the Class 4(b) Claim and the Operator Bond posted by Rancher for the benefit of the BLM in the current amount of $25,000.00 shall be released upon Rancher's written request.

     4.6 CLASS 4(C) (ALLOWED, LATE-FILED UNSECURED CLAIMS). Class 4(c) shall consist of the Allowed General Unsecured Claims that were not filed prior to the Bar Date and were not deemed by the Court as timely filed if filed after the Bar Date. The Class 4(c) Claims shall be paid their Pro Rata share of the Asset Pool monthly from time to time to the extent the Asset Pool contains at least $1,000 after payment in full of or reserve for Administrative Claims, Professional Fee Claims, and Classes 1, 2, 3 and 4(a).

     4.7 INTEREST. In the event all Class 4(c) Claims have been paid or reserved for, Rancher will pay or reserve for from the Asset Pool, as the case may be, interest on all Class 4 Claims calculated from the Petition Date to the date of Distributions on the Class 4 Claims at the rate provided under 28 U.S.C. ss. 1961.

     4.8 CLASS 5 (SHAREHOLDER INTERESTS) Class 5 shall consist of (a) all common stock Interests in the Debtor on the Effective Date, and (b) the Allowed Claims in Class 9 subject to subordination under ss. 510(b) of the Code. The rights of Allowed Class 5 holders shall remain unimpaired except as specifically provided under this Plan.

     4.9 CLASS 6 (WARRANTS) Class 6 shall consist of (a) all holders of warrants as shown on the Stock and Transfer records of Rancher as of the Record Date and
(b) the Allowed Claims in Class 9 subject to subordination under ss. 510(b) of the Code to the extent such Claims arise from the purchase of warrants. All such warrants shall be cancelled and each Class 6 Claimant shall receive shares of the Debtor's common stock based on the following formula: one share of common stock for every 100 shares common stock to which such Claimant would be otherwise entitled upon exercise of the warrants, regardless of the exercise price or any other terms of the warrants.

     4.10 CLASS 7 (EMPLOYEE  STOCK  OPTIONS).  Class 7 shall  consist of Allowed
Claims for stock options vested as of the Record Date as the result of management retention agreements or employee stock option agreements. Such options shall remain unimpaired.

     4.11 CLASS 8 (CONVERTIBLE NOTE HOLDERS). Class 8 shall consist of Allowed Claims pursuant to Convertible Promissory Notes dated October 27, 2009. Each holder of such Notes shall retain the right to convert the Convertible Promissory Note to shares of common stock pursuant to the terms thereof, provided that (a) conversion shall be at the conversion price provided in the Convertible Promissory Note adjusted, and (b) such election is made on within 10 days of the Effective Date. To the extent such holders do not elect to exercise their conversion rights, the Allowed Class 8 Claims shall be treated as Class 4(a) Claims.

     4.12 CLASS 9 (SHAREHOLDER LITIGATION GROUP). Class 9 consists of the Allowed Shareholder Litigation Group Claims, which were filed by Frank W. Cutler; Walfran, Ltd.; FWC Educational Trust aka Frank W. Cutler Educational Trust dated 12/15/99; James Deccio; Eva Ferencova; Erin Rahn; Ralph Karp; Dewain Campbell; Merrill McCarthy; L.M., a minor by Merrill McCarthy her guardian ad litem; and B.M., a minor by Merrill McCarthy her guardian ad litem. The Class 9 Claims have been subordinated under ss. 510(b) of the Bankruptcy Code and therefore will be treated as Class 5 Interests in the amount of the common stock which the holders of the Class 9 Claims hold according to the Stock and Transfer Records of Rancher as of the Record Date. Warrants held by the Shareholder Litigation Group will be treated similarly under Class 6. Nothing in this Plan shall affect the rights of the Shareholder Litigation Group to pursue any actions it may have against any insurance that may insure Rancher or its officers and directors against the Shareholder Litigation Group Claims.

                                    ARTICLE 5
                      MEANS OF IMPLEMENTATION OF THIS PLAN

     5.1. VESTING OF ASSETS. On the Effective Date, all property of the Debtor's Estate shall vest in the Debtor, free and clear of all claims and interests except as specifically set forth in this Plan.

     5.2 OBLIGATION OF THE BOARD, Rancher and its Board shall be restricted to liquidating Rancher's assets and making Distributions on Allowed Claims (or reserving funds for Disputed Claims) until all Allowed Claims are satisfied in full and funds are deposited in the Disputed Claims Reserve sufficient to pay all Disputed Claims, or Rancher's assets are fully depleted and its affairs wound up, whichever occurs first.

     If after all Allowed Claims are satisfied in full and funds are deposited in the Disputed Claims Reserve sufficient to pay all Disputed Claims, if any, and Rancher has more than $1,500,000.00 in cash and other assets (or some lesser amount as determined by the Board and approved by Rancher's shareholders), including the receivable due from the existing contract with Merit Energy, then the Board may determine that it is in the best interest of its shareholders to continue Rancher's operations as a public company. In such event, Rancher would continue to operate in the oil and gas business. The focus of Rancher's activities would be to purchase non-operating interests in producing oil and gas properties in the Rocky Mountain area, with the decision to purchase such interests depending on the economics of each prospect. In addition to the foregoing, Rancher may seek strategic transactions with other existing public and private companies in the oil and gas business.

     If the Board determines not to continue Rancher's operations, then the Board may wind up Rancher's affairs in accordance with applicable law. Until such time as a shareholder election occurs, Rancher will do all that is reasonably necessary to maintain its publicly traded status.

     5.3 STOCK INCENTIVE PLAN TERMINATION. The Debtor's 2006 Stock Incentive Plan will be deemed terminated as of the Effective Date.

     5.4 PRESERVATION OF CAUSES OF ACTION. Unless expressly waived or relinquished, released, compromised or settled in this Plan, or in any contract, instrument, release or other agreement entered into or delivered in connection with this Plan: (a) the Debtor shall exclusively retain and may prosecute and enforce, and the Debtor expressly reserves and preserves for these purposes in accordance with ss.ss. 1123(a)(5)(B) and 1123(b)(3) of the Bankruptcy Code, any Claims, demands, rights and Causes of Action that its Estate may hold or have held prior to Confirmation against any Person; and (b) no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), claim splitting or laches shall apply to such Claims and Causes of Action by virtue of or in connection with Confirmation, consummation or effectiveness of this Plan.

     5.5 SINGLE CLAIM RULE. With respect to each Class of Claims, a Claimant shall be deemed to hold only a single claim in such Class, regardless of how many separate Claims the Debtor has scheduled or the Claimant has filed. If any Claim or any portion of the Claim in a particular Class is disputed, no distribution shall be made with respect to such Claim until all or a portion of the Claim is Allowed and the remainder, if any, is determined to be not Allowed by Final Order.

     5.6 DEADLINE FOR FILING PROFESSIONAL FEE APPLICATIONS. All parties seeking payment of Professional Fee Claims arising prior to the Effective Date must file with the Bankruptcy Court and serve upon the Debtor, a final application on or before the first Business Day which is the sixtieth (60th) day after the Effective Date. Failure to timely file and serve such application shall act as a bar against the assertion of any such right to payment. The Debtor shall mail Notice of the Effective Date and the foregoing deadline not later than ten (10) calendar days after the Effective Date.

     5.7 EXECUTION OF DOCUMENTS TO EFFECTUATE PLAN. Prior to the Effective Date, the Debtor shall execute any instruments or documents that are necessary to effectuate the provisions of this Plan. Claimants with Secured Claims and all other necessary parties shall execute or deliver, or join in the execution and delivery, of any instrument required to effect a transfer of property under this Plan, and shall perform any other act, including the satisfaction, release or assignment of any lien that is reasonable or necessary for the consummation of this Plan. From and after the Effective Date, the Debtor shall have the exclusive power and authority to execute any instrument or document to effectuate the provisions of this Plan. The Debtor may require surrender of the original warrants or options in exchange for the stock to be issued hereunder or implement such other reasonable procedures with respect to the issuance of new stock as contemplated under this Plan. The Debtor, through its Board shall have the authority to amend the Debtor's Articles, By-Laws or other corporate documents as may be necessary to implement this Plan, including but not limited to increasing or decreasing the number of Directors, converting the Debtor to a private company, or winding up and dissolving the Debtor once the Asset Pool has been exhausted, provided that no such amendment shall contravene the provisions of this Plan.

     5.8 DISALLOWANCE OF CLAIMS WITHOUT FURTHER ORDER OF THE COURT. As of the Confirmation Date, any Scheduled Claim designated as disputed, contingent, unknown in amount or unliquidated in amount, and for which the Claimant has not filed a proof of Claim, shall be deemed expunged, without further act or deed. All Scheduled Claims that correspond to a proof of Claim filed by a particular Claimant shall be deemed to have been superseded by such later filed proof of Claim.

     5.9 POST-CONFIRMATION REPORTS AND FEES. The Debtor shall be responsible for the filing of all post-Confirmation reports with the U.S. Trustee and payment of all post-Confirmation fees charged or assessed under 28 U.S.C. ss. 1930 until the Debtor's Chapter 11 case is closed. Any outstanding quarterly fees pursuant to 28 U.S.C. ss. 1930(a)(6) payable as of the Effective Date shall be paid in full on or before the Effective Date.

     5.10 ASSET POOL TERMINATION. The Asset Pool shall terminate upon the earlier of (1) the payment in full of Classes 1 through 4 or (2) the exhaustion of the Debtor's assets below the amounts necessary to wind up and dissolve the Debtor.

                                    ARTICLE 6
               TREATMENT OF EXECUTORY CONTRACTS & UNEXPIRED LEASES

     6.1. EXECUTORY CONTRACTS AND LEASES. All executory contracts and unexpired leases of the Debtor are hereby deemed rejected as of the Effective Date, unless a particular executory contract or unexpired lease (i) has previously been assumed or rejected pursuant to order of the Bankruptcy Court or applicable provisions of the Bankruptcy Code, (ii) is the subject of a pending motion to assume or reject such contract or lease filed by the Debtor, or (iii) is otherwise specifically addressed in this Plan. The amount necessary to cure any default proposed under this Plan shall be determined in accordance with the underlying agreement and applicable nonbankruptcy law.

     6.2 DELETED.

     6.3 DELETED.

     6.4 REJECTION CLAIM BAR DATE. No more than ten (10) Business Days following the Confirmation Date, the Debtor shall provide notice to all known parties to any executory contract or unexpired lease deemed rejected under this Article and not previously rejected of their right to file proofs of Claim relating thereto. Any party to an executory contract or unexpired lease that is rejected in accordance with Section 6.1 shall file a proof of Claim for damages resulting from such rejection not later than thirty (30) days after the date of such notice was mailed. The failure to timely file a proof of Claim shall be deemed a waiver of any claim in connection with the rejection of such contract or lease.

                                    ARTICLE 7
               CONDITIONS PRECEDENT; CONFIRMATION & EFFECTIVE DATE

     7.1. CONDITIONS PRECEDENT TO CONFIRMATION OF THIS PLAN. Unless this condition is waived in accordance with Section 7.3, the Confirmation Order shall, among other things:

          A. Authorize the implementation of this Plan in accordance with its terms.

          B. Provide that any transfers effected or mortgages or other security documents entered into or to be effected or entered into under this Plan shall be and are exempt from any state, city, or other municipality transfer taxes, mortgage recording taxes, and any other stamp or similar taxes pursuant to ss. 1146(c) of the Bankruptcy Code.

          C. Approve in all respects the other settlements, transactions, and agreements to be effected pursuant to this Plan.

     7.2. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE. The Effective Date shall not occur and no obligations and rights set forth in this Plan and set to occur as of the Effective Date or thereafter shall come into existence, unless each of the following conditions is met or, alternatively, is waived in accordance with
Section 7.3 hereof on or before the Effective Date:

          A. The Confirmation Order shall have been entered and become a Final Order.

     7.3. WAIVER OF CONDITIONS PRECEDENT. Each of the conditions precedent in Sections 7.1 and 7.2 hereof may be waived or modified, in whole or in part, but only by the Debtor. Any such waiver or modification of a condition precedent in Sections 7.1 or 7.2 hereof may be effected at any time upon filing a notice thereof with the Bankruptcy Court, without leave or order of the Bankruptcy Court and without any other formal action.

                                    ARTICLE 8
                                   EXCULPATION

     The Debtor shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or consummation of this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, or any act taken or omitted to be taken during the Bankruptcy Case, except for acts or omissions as a result of willful misconduct or gross negligence.

                                    ARTICLE 9
                       PROVISIONS GOVERNING DISTRIBUTIONS

     9.1. DISTRIBUTIONS ONLY ON BUSINESS DAYS. Notwithstanding the foregoing provisions, if any Distribution called for under this Plan is due on a day other than a Business Day, such Distribution shall instead be due on the next Business Day.

     9.2. UNCLAIMED DISTRIBUTIONS. Any Distributions (i) by checks which have been returned as undeliverable without a proper forwarding address and the Claimant fails to notify the Debtor in writing within 90 days of a proper address, and (ii) by checks which have not been negotiated within 90 days of issuance and the Claimant has not notified the Debtor in writing to stop payment and reissue the check, shall be deemed forfeited and the Claimant with such Claim shall be removed from the Distribution schedules and shall receive no further Distributions under this Plan. Any such Distributions shall become property of the Debtor.

     9.3. DISPUTED DISTRIBUTION. If any dispute arises as to the identity of a Claimant with an Allowed Claim who is to receive any distribution, the Debtor may, in lieu of making such distribution to such Claimant, make such distribution into a segregated account until the disposition shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

     9.4. TRANSMITTAL OF PAYMENTS AND NOTICES. All Distributions shall be made to a Claimant by regular first-class mail, postage prepaid, in an envelope addressed to such Claimant at the address listed on its proof of Claim filed with the Bankruptcy Court or, if no proof of Claim was filed, (i) at the address listed by the Debtor on the Schedules, (ii) as the Claimant may direct in writing, or (iii) otherwise at such Claimant's last known address. Debtor shall take reasonable steps to ascertain the most current address of the Claimant whose distribution check is returned as undeliverable prior to treating such check as an Unclaimed Distribution. The date of payment or delivery shall be the date of mailing. Distributions made in accordance with the aforementioned provisions of this Section will be deemed made to the Claimant regardless of whether such Claimant actually receives the Distribution.

     9.5. RECORD DATE FOR DISTRIBUTIONS. A transferee of a Claim will be treated as the holder of the Claim for purposes of Distributions and otherwise, provided written notice of the transfer signed by the original Claimant is delivered to the Debtor and compliance with Bankruptcy Rule 3001, if applicable, is completed, at least ten (10) days prior to the next proposed Distribution. Absent such notice, in making any Distribution, the Debtor shall be entitled to recognize and deal for all purposes hereunder only with the Person who is listed on the proof of Claim filed with respect thereto or on the Debtor's Schedules as the holder thereof as of the close of business on the Confirmation Date and upon such other evidence or record of transfer or assignment known by such Persons as of the Confirmation Date. No amendments to Claims shall be permitted after the Effective Date.

     9.6. DISPUTED CLAIMS RESERVE. Except to the extent the Court determines that a lesser amount is adequate, the Debtor shall, with each Distribution, deposit into one or more separate interest-bearing Disputed Claims Reserve accounts established by the Debtor, Cash equal to the Distributions that would have been made to Claimants with Disputed Claims if such Claims were Allowed Claims in their full amounts, except for any Disputed Class 9 Claims. When a Disputed Claim becomes an Allowed Claim, the Debtor shall distribute to the Claimant with such Allowed Claim, as soon as practicable and in accordance with the provisions of this Plan (but in no event later than the next succeeding Distribution Date), Cash in the amount of all Distributions to which such Claimant would be entitled to if such Claimant's Claim were Allowed on the Effective Date. In no event shall the Debtor be responsible or liable for any loss to or of any amount reserved under this Plan unless such loss is the result of the Debtor's fraud or willful misconduct.

     9.7. NO DE MINIMIS DISTRIBUTIONS. The Debtor shall not be required to make any distribution with regard to any Claim if the amount of the Distribution to that Claimant would be less than $10.00.

     9.8. SETOFF AND RECOUPMENT. Except as otherwise provided in this Plan, the Debtor may, but shall not be required to, set off against, or recoup from, any Claimant and the Distributions to be made pursuant to this Plan in respect thereof, any Claims, defenses or Causes of Action of any nature whatsoever that the Debtor may have, but neither the failure to do so nor the allowance of any Claim shall constitute a waiver or release by the Debtor of any right of setoff or recoupment against a Claimant.

     9.9. PAYMENT OF TAXES ON DISTRIBUTIONS RECEIVED PURSUANT TO THIS PLAN. All Entities that receive Distributions under this Plan shall be responsible for reporting and paying, as applicable, taxes on account of their Distributions.

     9.10. COMPLIANCE WITH TAX WITHHOLDING AND REPORTING REQUIREMENTS. With respect to all Interests issued and Distributions made under this Plan, the Debtor will comply with all withholding and reporting requirements of any federal, state, local or foreign taxing authority.

                                   ARTICLE 10
                  PLAN INTERPRETATION, CONFIRMATION AND VOTING

     10.1. WITHDRAWAL AND MODIFICATION OF PLAN. The Debtor may withdraw or modify this Plan at any time prior to the Confirmation Date. The Debtor may modify this Plan in any manner consistent with ss. 1127 of the Bankruptcy Code prior to substantial consummation thereof. Upon request by the Debtor, this Plan may be modified after substantial consummation with the approval of the Bankruptcy Court, provided that such modification does not affect the essential economic treatment of any Person that objects in writing to such modification.

     10.2. GOVERNING LAW. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) with respect to matters of corporate governance, the laws of the State of Colorado applicable to contracts executed in such State by residents thereof and to be performed entirely within such State will govern the construction and implementation of this Plan and any agreements, documents and instruments executed in connection with this Plan.

     10.3. CRAM DOWN. The Debtor requests that, in the event that any impaired Class entitled to vote on this Plan does not accept this Plan, the Bankruptcy Court confirm this Plan in accordance with the provisions of ss. 1129(b) of the Bankruptcy Code.


                                   ARTICLE 11
                  RETENTION OF JURISDICTION BY BANKRUPTCY COURT

11.1. From the Confirmation Date until entry of a final decree closing the Debtor's Bankruptcy Case (pursuant to 11 U.S.C. ss. 350 and Bankruptcy Rule
3022), the Bankruptcy Court shall retain such jurisdiction as is legally permissible over the Bankruptcy Case for the following purposes:

          A. to hear and determine any and all objections to the allowance of any Claim or Administrative Claim, or any controversy as to the classification of Claims or any matters which may directly, indirectly or contingently affect the obligations of the Debtor to any Claimants, or other parties in interest;

          B. to hear and determine any and all applications for compensation and reimbursement of expenses by professionals retained pursuant toss.327 of the Bankruptcy Code;

          C. to hear and determine any and all pending motions for the assumption or rejection of executory contracts and unexpired leases, and to Allow or disallow any Claims resulting therefrom;

          D. to adjudicate such contested matters and adversary proceedings as may be pending or subsequently initiated in the Bankruptcy Court, except to the extent the Bankruptcy Court may not enter a final order under Article 1 of the United States Constitution;

          E. to enforce and interpret the provisions of this Plan and the Confirmation Order;

          F. to issue any injunction or other relief appropriate to implement the intent of this Plan, and to enter such further orders enforcing any injunctions or other relief issued under this Plan or pursuant to the Confirmation Order;

          G. to modify this Plan pursuant toss.1127 of the Bankruptcy Code and the applicable Bankruptcy Rules;

          H. to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or in the Confirmation Order as may be necessary to carry out the purpose and the intent of this Plan;

          I. to interpret and determine such other matters as the Confirmation Order may provide for, or as may be authorized under the Bankruptcy Code; and

          J.   to enter and implement  such orders as may be  appropriate in the
               event  the  Confirmation  Order  is,  for  any  reason,   stayed,
               reversed, revoked, modified or vacated.


Dated: July 16, 2012.                       DEBTOR AND DEBTOR IN POSSESSION,
                                            RANCHER ENERGY CORP.,
                                            By: /S/  JON NICOLAYSEN
                                            Its: CEO & President

                                            ONSAGER, STAELIN & GUYERSON, LLC

                                            /s/Christian C. Onsager
                                            --------------------------
                                            Christian C. Onsager, #6889
                                            Michael J. Guyerson, #11279
                                            Andrew. D. Johnson, #36879
                                            1873 S. Bellaire St., Suite 1401
                                            Denver, Colorado 80222
                                            Ph: (303) 512-1123
                                            Fax: (303) 512-1129
                                            consager@osglaw.com
                                            mguyerson@osglaw.com
                                            ajohnson@osglaw.com
                                            Counsel for Rancher Energy Corp.